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                                                                     EXHIBIT 2.1




                MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                          PHILIP SERVICES CORPORATION,



                        PSC INDUSTRIAL OUTSOURCING, INC.,



                             FLUOR ENTERPRISES, INC.



                                       AND



                         PLANT PERFORMANCE SERVICES LLC







                          EFFECTIVE AS OF MARCH 2, 2003



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                MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT

         THIS MEMBERSHIP INTERESTS AND ASSET PURCHASE AGREEMENT (this "AGREEMENT") is effective as of March 2, 2003 by and among Philip Services Corporation, a Delaware corporation ("PSC"); PSC Industrial Outsourcing, Inc., a Delaware corporation ("SELLER") and indirect, wholly owned subsidiary of PSC; Fluor Enterprises, Inc., a California corporation ("FEI"); and Plant Performance Services LLC, a Delaware limited liability company ("BUYER") and wholly owned subsidiary of FEI. Capitalized terms used in this Agreement not otherwise defined have the meanings ascribed to them in Section 6.1 hereof.

         A. Seller is the sole member and manager of Luling Acquisition, L.L.C., a Delaware limited liability company (the "LLC"), and holds one thousand (1,000) units of, constituting one hundred percent (100%) of the membership interests in (the "MEMBERSHIP INTERESTS"), the LLC.

         B. The LLC owns substantially all the assets related to the Business, other than the Excluded Assets.

         C. Seller is or controls the principal PSC contracting party under all of the Seller Contracts.

         D. PSC and Seller desire to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests owned by Seller on the terms and conditions set forth in this Agreement.

         E. In connection with the sale of all the Membership Interests to Buyer, PSC and Seller shall transfer and assign to FEI each of the Seller Contracts.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intend to be legally bound and agree as follows:

                                    ARTICLE 1
                                SALE AND PURCHASE

         1.1 AGREEMENT TO SELL AND PURCHASE. On and subject to the terms of this Agreement, (a) Seller hereby sells to Buyer, and PSC shall cause Seller to sell to Buyer, the Membership Interests; (b) Seller hereby transfers and assigns to FEI, and PSC shall cause Seller to transfer and assign to FEI, the Seller Contracts for value; (c) Buyer hereby purchases from Seller the Membership Interests; and (d) FEI hereby accepts the assignment of the Seller Contracts.

         1.2 PURCHASE PRICE AND PURCHASE PRICE ALLOCATION.

                  (a) Purchase Price Amount. As payment in full for all the Membership Interests and the Seller Contracts and subject to any other adjustments provided under this Agreement, FEI and Buyer hereby pay to Seller an aggregate purchase price equal to (a) Twenty




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One Million Two Hundred Thousand U.S. dollars ($21,200,000) (the "PURCHASE
PRICE"), plus (b) the Additional Amount, and less (c) the Holdback Amount.

         (b) Purchase Price Allocation. Buyer, FEI and Seller shall allocate the Purchase Price (an all other capitalized costs) among the Business Assets for all purposes (including financial accounting and tax purposes) in accordance with Section 1060 of the Code. Buyer, FEI and Seller shall each prepare and file and IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. The determination and allocation of the Purchase Price derived pursuant to this Section 1.2(b) will be binding on the parties for all financial accounting and tax reporting purposes.

         1.3      DELIVERABLES OF SELLER AND BUYER.

                  (a) Deliverables of Seller. Concurrently herewith, Seller hereby delivers, and PSC shall cause Seller to deliver, to Buyer:

                           (i) a duly executed membership interests assignment
agreement in the form attached hereto as Exhibit A (the "MEMBERSHIP INTERESTS ASSIGNMENT INSTRUMENT");


                           (ii) a duly executed security agreement in the form
attached hereto as Exhibit B (the "SECURITY AGREEMENT");


                           (iii) a duly executed resignation, dated as of the
date hereof, of the manager of the LLC;

                           (iv) certificates of the Secretary of State of the
State of Delaware as to the legal existence and good standing of PSC, Seller and the LLC in the State of Delaware, dated no more than seven (7) business days prior to the date hereof;

                           (v) certificates of the Secretaries of State or other
similar governmental official of each jurisdiction in which the LLC is required to qualify to do business as of the date hereof, as to the due qualification and good standing (including tax) of the LLC in each such jurisdiction, dated no more than seven (7) business days prior to the date hereof;

                           (vi) a legal opinion of Porter & Hedges, L.L.P.,
counsel to PSC and Seller, dated as of the date hereof in form and substance reasonably satisfactory to Buyer;

                           (vii) the consents, waivers, authorizations and
approvals set forth on Sections 2.3 and 2.4 to the Seller Disclosure Schedule, in form and substance reasonably satisfactory to Buyer; and

                           (viii) the termination or exclusion from the lease
Contract therefor of those premises commonly known as 911 South Highway 227, Clute, Texas, in form and substance reasonably satisfactory to Buyer.

                  (b) Other Deliverables of Seller. Concurrently herewith, Seller hereby delivers, and PSC shall cause Seller to deliver, to FEI a duly executed assignment agreement in



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the form attached hereto as Exhibit C (the "CONTRACT ASSIGNMENT AND ASSUMPTION
AGREEMENT"), with respect to the transfer and assignment to FEI of all the Seller Contracts.

                  (c) Deliverables of Buyer. Concurrently herewith, Buyer hereby delivers, and FEI shall cause Buyer to deliver, to Seller:

                           (i) the Purchase Price, plus the Additional Amount,
and less the Holdback Amount, by wire transfer of immediately available funds, in accordance with Seller's duly authorized payment instructions;

                           (ii) certificates of the Secretaries of State of the
States of California and Delaware as to the legal existence and good standing of FEI in the State of California and Buyer in the State of Delaware, dated no more than seven (7) business days prior to the date hereof; and

                           (iii) a legal opinion of Gibson, Dunn & Crutcher LLP,
counsel to FEI and Buyer, dated as of the date hereof in form and substance reasonably satisfactory to Seller.

                  (d) Other Deliverables. Concurrently herewith, the parties hereto, as applicable, shall execute and deliver the following other agreements:

                           (i) an information technologies services agreement,
in the form attached hereto as Exhibit D (the "INFORMATION TECHNOLOGIES SERVICES AGREEMENT");

                           (ii) a human resources services agreement, in the
form attached hereto as Exhibit E (the "HUMAN RESOURCES SERVICES AGREEMENT");

                           (iii) an accounts receivable services agreement, in
the form attached hereto as Exhibit F (the "ACCOUNTS RECEIVABLE SERVICES AGREEMENT");

                           (iv) a license agreement, in the form attached hereto
as Exhibit G (the "FASTDRAW/FASTCLEAN LICENSE AGREEMENT");

                           (v) a license agreement, in the form attached hereto
as Exhibit H (the "GILDERWARE LICENSE AGREEMENT");

                           (vi) a cooperative alliance agreement, in the form
attached hereto as Exhibit I (the "COOPERATIVE ALLIANCE AGREEMENT");

                           (vii) occupancy licenses, in substantially the form
attached hereto as Exhibit J (the "OCCUPANCY LICENSES"), relating to (A) the co-occupancy by Seller of the premises commonly known as (1) 456 Highlandia, Baton Rouge, Louisiana and (2) 5500 Cedar Crest, Houston, Texas; (B) the co-occupancy by Buyer of the parking lot commonly known as Lots 10 and 12, Baton Rouge, Louisiana; and (C) the occupancy by the LLC of the premises commonly known as (1) 911 South Highway 227, Clute, Texas, (2) 316 Georgia Avenue, Deer Park, Texas, (3) 6845 Dixie Drive, Houston, Texas, (4) 12946 Dairy Ashford, Sugar Land, Texas, and (5) 330 Walcot, Westlake, Louisiana; and



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                           (viii) a sublease, in the form attached hereto as
Exhibit K (the "FREEPORT SUBLEASE"), relating to the sublease by the LLC from Seller of the premises commonly known as 212 and 217 Commerce Road, Freeport, Texas.

                                    ARTICLE 2
                REPRESENTATIONS AND WARRANTIES OF PSC AND SELLER

         Each representation and warranty contained in this Article 2 is qualified by the disclosure made with respect to any such particular representation and warranty in the Seller Disclosure Schedule attached hereto as
Schedule 2, to the extent that such disclosure specifically identifies (or that it is reasonably apparent that such disclosure relates to) the subsection which it qualifies. This Article 2 and the Seller Disclosure Schedule shall be read together as an integrated provision. Except as set forth on the Seller Disclosure Schedule, each of PSC and Seller hereby jointly and severally make the representations and warranties to FEI and Buyer as set forth below.

         2.1 ORGANIZATION AND GOOD STANDING. PSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PSC indirectly owns all of the issued and outstanding capital stock of, and all other equity interests in, Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own the Membership Interests. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The LLC is duly qualified and in good standing to do business in each jurisdiction, whether domestic or foreign, in which the property owned, leased or operated by it or the nature of the business conducted by it to date makes such qualification or licensing necessary.

         2.2 AUTHORIZATION OF AGREEMENT. PSC and Seller have all requisite corporate power and authority to enter into this Agreement and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents (except for Transaction Documents to be executed and delivered solely by Buyer) have been duly and validly authorized by the respective boards of directors of PSC and Seller and no other actions or proceedings on the part of either PSC or Seller are necessary to approve this Agreement and to complete the transactions contemplated hereby. This Agreement and the other Transaction Documents delivered by PSC and Seller: (a) have been duly executed and delivered by PSC and Seller, and (b) constitute legal, valid and binding obligations of PSC and Seller, enforceable against PSC and Seller in accordance with their respective terms.

         2.3 NO CONFLICT OR VIOLATION. The execution, delivery and performance by PSC and Seller of this Agreement and the other Transaction Documents executed and delivered by PSC and Seller and the completion of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of the certificates of incorporation or bylaws of PSC or Seller; (b) violate or conflict with any provision of the certificate of formation, limited liability company agreement or other governing document of the LLC; (c) violate any provision or requirement of any federal, state or local law, statute, rule or regulation or any judgment, order, writ, injunction, decree or award of any Governmental Entity having jurisdiction over



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PSC, Seller or the LLC; (d) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under, any Contract; (e) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the Membership Interests or any of the Business Assets; (f) result in the cancellation, modification, revocation or suspension of any LLC License; (g) require the consent, approval, or notification of, or registration or filing with, any third party, other than the Lender Consent; or
(h) cause FEI, Buyer, the LLC or any of the Business Assets to become subject to, or liable for the payment of, any Tax relating to the operation of the LLC, the Business Assets or the Business for any period ending or deemed to end on or before the date hereof.

         2.4 GOVERNMENTAL CONSENTS. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by PSC or Seller of this Agreement and the other Transaction Documents required to be delivered by PSC or Seller or the completion of the transactions contemplated hereby or thereby.

         2.5 OWNERSHIP OF MEMBERSHIP INTERESTS. The Membership Interests represent all of the authorized, issued and outstanding interests, of any kind, in the LLC. Seller is the sole record holder of the Membership Interests and has sole legal and beneficial ownership of, and good and marketable title to, the Membership Interests. All of the Membership Interests were validly issued to Seller and none of the Membership Interests was issued to Seller in violation of any U.S. federal or state securities law. All of the Membership Interests are free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity and there is no security, option, warrant, right (including, without limitation, preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which either PSC, Seller, or the LLC is a party or by which PSC, Seller or the LLC is bound that directly or indirectly (a) calls for the issuance, sale, pledge, delivery or other disposition of any interests in the LLC or any securities convertible into, or other rights to acquire, any interests in the LLC, (b) relates to the voting or control of any interests in the LLC, or (c) obligates PSC, Seller, the LLC or any of their respective Affiliates to grant, offer or enter into any of the foregoing. Seller has the absolute and unrestricted legal right, power, authority and capacity to transfer the Membership Interests to Buyer. Upon the completion of the transactions contemplated by this Agreement, Buyer will become the sole record holder of the Membership Interests and acquire from Seller sole legal and beneficial ownership of all rights with respect to, and good and marketable title to, the Membership Interests, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity. The Membership Interests will be free of any restrictions on transfer, other than restrictions on transfer under any applicable federal or state securities law.

         2.6 PROPERTIES AND ASSETS.

                  (a) Owned Property. None of the properties or assets owned by the LLC is subject to any mortgages, liens, pledges, loans, claims or encumbrances of any kind whatsoever, except for liens for current Taxes not yet due and payable and minor defects and irregularities in title which do not impair the use or marketability of such properties or assets. Section 2.6(a) of


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the Seller Disclosure Schedule lists (i) all real property owned by the LLC, together with the name of the record title holder and land register extracts related thereto; and (ii) all other property and assets owned by the LLC. With respect to all real property, the LLC possesses a valid certificate of occupancy to the extent required by law and there is no pending or proposed special or other assessment for public improvements or otherwise.

                  (b) Leased Property. The properties and assets leased by the LLC are held under valid leasehold interests in such properties and assets.
Section 2.6(b) of the Seller Disclosure Schedule sets forth a list of (i) all leases or rental contracts under which the LLC is a lessee, lessor, sublessee or sublessor, and (ii) all leased property or equipment used by the LLC in the operation of the Business, as currently conducted. All payments have been made under, and the LLC in compliance with the terms of, each lease or rental contract to which it is a party. The LLC is in peaceable and undisturbed possession of the real property and improvements, buildings, machinery, equipment or other tangible property or assets covered by a lease. All improvements on leased property used by the LLC in the operation of the Business, as currently conducted, and the current use thereof are in accordance with all applicable agreements under which such improvements are leased.

                  (c) Condition of Property. All of the tangible properties and assets owned or leased by the LLC are in good operating condition and repair, subject to ordinary wear and tear, and are adequate and suitable for the purposes for, and the manner in, which they are currently being used. No proceeding is pending or proposed which would preclude or impair the use of any such properties and assets by the LLC for the purposes for, and the manner in, which it is currently used.

         2.7 INTELLECTUAL PROPERTY.

                  (a) Right to Intellectual Property. The LLC owns exclusively or has the exclusive right to use, free and clear of all mortgages, liens, pledges, loans, claims, encumbrances or restrictions of any kind whatsoever, all the Intellectual Property used in connection with, or necessary for, the conduct of the Business, as currently conducted. Section 2.7(a) of the Seller Disclosure
Schedule identifies each patent and copyright registration with respect to the Intellectual Property, or application for any of the foregoing, which is owned or licensed by the LLC, has been issued to the LLC or has been submitted by the LLC for issuance. To the knowledge of PSC or Seller, all applications for registration of such Intellectual Property were true and accurate at the time of filing and all fees to maintain such Intellectual Property, including, without limitation, registration, maintenance, prosecution and other professional fees incurred in connection therewith, have been paid.

                  (b) Protection. PSC, Seller and the LLC have taken all actions that are customary and commercially reasonable in the industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business plans) comprising the Intellectual Property of the LLC. All the employees of Seller and the LLC, and all the consultants and contractors performing services on behalf of Seller and the LLC, have entered into a written agreement assigning to Seller or the LLC, as applicable, all right, title and interest in and to proprietary information and inventions developed, conceived or reduced to practice during their employment with, or in the case of consultants and


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contractors performance of services for the benefit of, the Business. All rights under such written agreements held by Seller have been validly assigned to the LLC or Buyer.

                  (c) Licenses of Intellectual Property. Except as expressly contemplated by this Agreement, there are no outstanding licenses or options of any kind relating to the Intellectual Property used in the Business held by PSC, Seller, their respective Affiliates or any other third party. Except for publicly-available commercial software that the LLC may license for no more than $25,000 per year, the LLC is not bound by or a party to any licenses, options or agreements of any kind with respect to the Intellectual Property of any other person or entity.

                  (d) Disputes. To the knowledge of PSC or Seller, no person or entity has interfered with, infringed upon, misappropriated or violated any of the Intellectual Property of the LLC. There are no disputes involving contracts or licenses between the LLC and any other person, with respect to the Intellectual Property used in connection with the conduct of the Business.

                  (e) Restrictions. No Intellectual Property or product, technology or service of the LLC is subject to any order, action or proceeding that restricts, or is reasonably expected to restrict in any manner, the use, transfer, licensing or validity of any of such Intellectual Property, product, technology or service.

         2.8      CONTRACTS.

                  (a) List of Contracts.

                           (i) Except for any employment-related agreements,
Section 2.8(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all written contracts, agreements, arrangements and commitments to which Seller is a party or bound relating to, or necessary for, the conduct of the Business, as currently conducted (collectively, the "SELLER CONTRACTS"), including, without limitation:

                                    (A) all contracts, agreements, arrangements
and commitments between Seller and any party to whom Seller provides products or services as part of the Business;

                                    (B) all contracts, agreements, arrangements
and commitments between Seller and any party from whom Seller receives materials, equipment, supplies or services as part of the Business; and

                                    (C) all contracts, agreements, arrangements
and commitments containing covenants not to compete on the part of Seller or the LLC with respect to the Business or otherwise restricting the ability of Seller or the LLC to engage in the Business.

                           (ii) Section 2.8(a)(ii) of the Seller Disclosure
Schedule sets forth a complete and accurate list of all contracts, agreements, arrangements and commitments (whether written or unwritten) to which the LLC is a party or bound (collectively with the Seller Contracts, the "CONTRACTS"), including, without limitation:


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                                    (A) all contracts, agreements, arrangements
and commitments between the LLC and any party to whom the LLC provides products or services as part of the Business;

                                    (B) all contracts, agreements, arrangements
and commitments between the LLC and any party from whom the LLC receives materials, equipment, supplies or services as part of the Business;

                                    (C) all contracts, agreements, arrangements
and commitments containing covenants not to compete on the part of the LLC with respect to the Business or otherwise restricting the ability of the LLC to engage in the Business; and

                                    (D) all notes, mortgages, indentures,
letters of credit, guarantees, performance bonds, sale-leaseback agreements and all other agreements or instruments for or relating to any lending or borrowing (including assumed debt) pursuant to which any other Business Assets are pledged or mortgaged as collateral.

                           (iii) A complete and accurate copy of each Contract
has been heretofore delivered to Buyer by Seller.

                  (b) Validity of Contracts. Each Contract is a valid, binding and enforceable agreement of (i) Seller and the LLC, as applicable, and (ii) to the knowledge of PSC or Seller, the other parties thereto. None of the Contracts nor any of Seller's or the LLC's rights thereunder are subject to any mortgages, liens, pledges, loans, claims, encumbrances or restrictions of any kind whatsoever. There has not occurred any breach or default (or event which upon provision of notice or lapse of time or both would become such a breach or default) under any of the Contracts on the part of Seller or the LLC. Seller and the LLC have, through the date hereof, performed and discharged all of their respective obligations under the Contracts in accordance with the terms thereof. To the knowledge of PSC or Seller, there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute any breach or default under such Contract by any party other than Seller or the LLC and none of PSC, Seller or the LLC has received or given notice of any such event, breach or default.

         2.9 LICENSES. Section 2.9 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Licenses necessary for the operation of the Business, as currently conducted. PSC and Seller have provided Buyer with complete and accurate copies of each License.

         2.10 ADEQUACY OF ASSETS. Except for the assets and rights set forth on Sections 2.9 and 2.10 of the Seller Disclosure Schedule (the "EXCLUDED ASSETS"), the assets and rights listed in Sections 2.6(a) and (b), 2.7(a), 2.8(a)(i) and
(a)(ii) of the Seller Disclosure Schedule (the "BUSINESS ASSETS") constitute all the assets and rights which are either (a) used by PSC, Seller, the LLC or any of their respective Affiliates in connection with the operation of the Business, as currently conducted, or (b) necessary for the continued conduct of the Business, as currently conducted. Except for the Excluded Assets, neither PSC nor Seller has any reason to believe that the Business Assets will be inadequate to fulfill in all respects all of the obligations under the Contracts which may arise from time to time after the date hereof.


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         2.11 FINANCIAL STATEMENTS. Attached as Section 2.11 to the Seller
Disclosure Schedule are (a) the unaudited balance sheets of Seller's operating divisions conducting the Business as of December 31, 2000, 2001 and 2002 and the related unaudited statements of income for the annual periods then ended, and
(b) the unaudited balance sheets of Seller's operating divisions conducting the Business as of the one month ended January 31, 2003 and the related statements of income for the nine-month period then ended (such statements specified in clauses (a) and (b), collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with Seller's accounting policies, consistently applied, and fairly present in all material respects the results of the operations relating to the Business for the periods covered thereby, except for certain PSC corporate allocations and the absence of notes and ordinary year-end adjustments. Since September 30, 2002, there has not been any event, circumstance, condition, development or occurrence causing, resulting in, or could be reasonably expected to result in, a material adverse effect on the LLC, the Business Assets or the Business.

         2.12 SUBSIDIARIES AND INVESTMENTS. The LLC does not own any assets or conduct any operations through any other entity or subsidiary. The LLC does not control, directly or indirectly, or possess any direct or indirect ownership, equity participation or other interest in, any corporation, partnership, limited liability company, trust or other business entity.

         2.13 CUSTOMERS AND SUPPLIERS. Section 2.13 of the Seller Disclosure Schedule sets forth, for the two (2) years prior to the date hereof, a complete and accurate listing of (a) each customer of the Business; (b) each supplier or distributor for the Business that is the sole supplier or distributor of any product or component or sole provider of any product related service, the product, component or service provided thereby, the most recent and best prices quoted and, if applicable, the lead time for such product, component or service; and (c) each supplier that holds any tooling for the Business or for the production of any of the products, the tooling, its location and the part and product line the tooling supports.

         2.14 IMPAIRMENT OF RELATIONSHIPS. To the knowledge of PSC or Seller, no customer, distributor or supplier of the Business (a) refuses to honor any of its commitments; (b) is dissatisfied with the quality or price of the services provided by the Business or is otherwise dissatisfied with the Business or its relationship with Seller or the LLC; (c) intends to cease retaining, purchasing from, selling to or dealing with the LLC, FEI or Buyer in the manner in which such transactions have previously occurred; or (d) intends to alter in any significant respect the amount of such retention, purchases or sales or the extent of dealings with the LLC, FEI or Buyer. To the knowledge of PSC or Seller, there is no fact, condition or circumstance that could reasonably result in the impairment of any relationship between any current customer, distributor or supplier of the Business and the Business.

         2.15 CERTAIN PAYMENTS. To the knowledge of PSC or Seller, none of Seller, the LLC or any of their respective members, managers, directors, officers, employees or agents has directly or indirectly made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any person, public or private, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing work for the Business,
(b) to pay for favorable treatment in securing work for the Business, (c) to obtain special concessions, or for special concessions already obtained, for or in respect of the Business, or (d) in violation of any applicable U.S. federal, state, local or foreign law.


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         2.16 LITIGATION. There is no pending or, to the knowledge of PSC or
Seller, threatened claim, suit, arbitration or other judicial or regulatory proceeding or investigation of any character by, against or involving (a) any of the Membership Interests, (b) the LLC, (c) any of the Business Assets, or (d) PSC, Seller or any of their respective Affiliates that affects or relates to the transactions contemplated by this Agreement or materially and adversely affects PSC's or Seller's ability to complete the transactions contemplated by this Agreement; and neither PSC nor Seller have any knowledge of any facts which would reasonably be expected to form the basis for any such claim, suit, arbitration or proceeding. There is also no judgment, decree, injunction or order of any Governmental Entity against or involving (w) any of the Membership Interests, (x) the LLC, (y) any of the Business Assets, or (z) PSC, Seller or any of their respective Affiliates that affects or relates to the transactions contemplated by this Agreement or materially and adversely affects PSC's or Seller's ability to complete the transactions contemplated by this Agreement; and neither PSC nor Seller have any knowledge of any facts which would reasonably be expected to form the basis for any such judgment, decree, injunction or order.

         2.17 COMPLIANCE WITH LAWS. Except with respect to Tax matters (which are addressed in Section 2.18) and Environmental Laws (which are addressed in
Section 2.19), the operations of the LLC, the use of the Business Assets and conduct of the Business are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over the LLC, the Business Assets or the Business. None of PSC, Seller or the LLC has received notice of any violation of any such law, regulation, order or other legal requirement relating to violations pending as of the date hereof, and neither PSC, Seller nor the LLC is currently in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the LLC, the Business Assets or the Business.

         2.18 TAX MATTERS.

                  (a) Filing of Returns. There have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed with respect to the LLC, the Business Assets and the Business on or prior to the date hereof. As of the time of filing, all such Tax Returns were correct and complete in all material respects. In particular, and without in any manner limiting the foregoing, to the knowledge of PSC or Seller, none of such Tax Returns contains any position which is or would be subject to penalties under
Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign Tax law). An extension of time within which to file any Tax Return which has not been filed has not been requested or granted. Without limiting the generality of the foregoing, to the knowledge of PSC or Seller, PSC and Seller have complied with all record keeping and Tax reporting obligations pertaining to the LLC, the Business Assets and the Business relating to income and employment Taxes due with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, including, without limitation, the withholding of all Taxes required to be withheld.

                  (b) Payment of Taxes. With respect to all amounts in respect of Taxes imposed upon the LLC, the Business Assets and the Business, or for which the LLC is or could be liable, whether to taxing authorities (i.e., under law) or to other persons or entities (i.e., under Tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the date hereof, to the knowledge of PSC or Seller, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid with respect to the LLC, the Business Assets and the Business to such taxing authorities or others on or before the date hereof have been paid. Without limiting the generality of the foregoing, PSC and Seller have paid all Taxes required to have been withheld and paid pertaining to the LLC, the Business Assets and the Business in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.

                  (c) Audit History. No issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Returns relating to the LLC, the Business Assets and the Business. No waivers of statutes of limitation with respect to such Tax Returns have been given by or requested from Seller or the LLC. Section 2.18(c) of the Seller Disclosure Schedule sets forth (i) all federal, state, local and foreign Tax Returns filed with respect to the LLC and any of the Business Assets for taxable periods ended on or after December 31, 1997; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that are currently subject to audit. Except as set forth on Section 2.18(c) of the Seller Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations have been fully paid.

                  (d) Other Jurisdictions. To the knowledge of PSC or Seller, there is no investigation or other proceeding pending or threatened or expected to be commenced by any Tax authority for any jurisdiction where the Business or the LLC does not file Tax Returns that could lead to an assertion by such Tax authority that the Business or the LLC is or may be subject to a Tax in such jurisdiction. To the knowledge of PSC or Seller, there is no basis for any such investigation or other proceeding.

                  (e) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) existing upon the LLC, any of the Membership Interests or any of the Business Assets.

                  (f) Tax Sharing or Allocation Agreements. The LLC is not party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

                  (g) Prior Affiliated Groups. Except for the group of which PSC and Seller are presently members, the LLC has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

                  (h) Tax Elections. Section 2.18(h) of the Disclosure Schedule sets forth a list of all material Tax elections affecting the LLC and the Business Assets.

                  (i) Safe Harbor Lease Property. None of the properties or assets of the LLC constitutes property which the LLC is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (j) Security for Tax Exempt Obligations. None of the properties or assets of the LLC directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.

                  (k) Tax Exempt Use Property. None of the properties or assets of the LLC is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (l) Parachute Payment. The LLC has assumed no obligation to make a payment that is not deductible under Section 280G of the Code or any similar provision of state, local or foreign law.

                  (m) Existing Partnerships. The LLC is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income Tax purposes.

                  (n) Disregarded Entity. The LLC is a disregarded entity under Treasury Regulations Section 301.7701-3(b)(ii) and will not make an election under Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation. The parties acknowledge that the LLC's status as a disregarded entity may cause certain of the foregoing representations and warranties in this Section 2.18 and certain provisions of Section 4.7 to be inapplicable solely for federal income tax purposes and solely with respect to the LLC. Notwithstanding the foregoing, this acknowledgment shall under no circumstances negate or diminish the representations and warranties in Section
2.18 and the provisions of Section 4.7.

         2.19 ENVIRONMENTAL MATTERS.

                  (a) Compliance with Environmental Laws. All current and prior uses by PSC, Seller and the LLC of each property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule, and all operations, activities and conduct of PSC, Seller and the LLC related thereto, are, and during Seller's or the LLC's ownership or occupancy were, in compliance in all material respects with all Environmental Laws. The LLC is not required to make any capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis, under current Environmental Laws, on which any Governmental Entity could take action that would require such capital or other expenditure.

                  (b) Release of Hazardous Materials. There has been no disposal, release, or threatened release of Hazardous Materials by PSC, Seller or the LLC (whether legal or illegal, accidental or intentional) on, under, in, from or about any property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule, or otherwise related to the operations, activities or conduct of PSC, Seller or the LLC that has subjected the LLC to liability under any Environmental Law. To the knowledge of PSC or Seller, no Hazardous Materials have migrated or threatened to migrate from any property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule onto, about or beneath any other property, nor have any Hazardous Materials migrated or threatened to migrate from other properties onto, about or beneath any property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule. None of PSC, Seller or the LLC has (i) disposed of or arranged for disposal of Hazardous Materials on any third party property that has subjected or may subject the LLC to liability under any Environmental Law or (ii) exposed any employee or third party to any Hazardous Material or condition which has subjected or may subject the LLC to liability under any Environmental Law.

                  (c) No Environmental Claims. None of PSC, Seller or the LLC has received any notice, demand, letter, claim, request for information or other communication relating to any property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions, other claims or, to the knowledge of PSC or Seller, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law. The LLC has not assumed any liability of any person for investigation or remediation of Hazardous Materials, compliance with Environmental Law, release or disposal of Hazardous Materials, or any claim for personal injury or property damage related to or arising under Environmental Law.

                  (d) PCBs. No polychlorinated biphenyls have ever been located on any property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule.

                  (e) Environmental Reports. PSC and Seller have made available to Buyer copies of all environmental assessments, audits, studies, and other environmental reports in its possession relating to each property set forth on Sections 2.6(a) and (b) of the Seller Disclosure Schedule. There has not occurred any event since the dates of such assessments, audits, studies and reports that could alter or affect the findings or conclusions contained therein.

                  (f) Construction. For purposes of this Section 2.19, references to the LLC shall be deemed to include any entity for which FEI, Buyer or the LLC would, under current law, be reasonably expected to have successor liability.

         2.20 EMPLOYEE COMPENSATION AND BENEFITS.

                  (a) Employees. Section 2.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each individual employed by PSC, Seller or the LLC whose primary responsibilities relate to the conduct of the Business (the "EMPLOYEES") and includes the following information for each
Employee: (i) whether the Employee is a Key Employee; (ii) job title; (iii) current salary grade; (iv) annual target bonus and/or annual target sales commissions; (v) target long-term incentive payments; (vi) accrued vacation;
(vii) accrued sick days; and (viii) service date or any adjusted service date reflecting service credit for prior employment. Section 2.20(a) of the Seller Disclosure Schedule also identifies those Employees who, as of the date hereof, are on leave of absence, short- or long-term disability leave, or who are otherwise not actively employed and the date on which each such Employee is expected to return to active employment. To the knowledge of PSC or Seller, none of the Employees have been improperly classified as independent contractors, leased employees or as being exempt from the payment of wages for overtime.

                  (b) Employment Agreements. Section 2.20(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all written agreements with each Transferred Employee; (ii) all the Transferred Employees who have executed non-competition agreements with the Business; and (iii) all written plans, programs, agreements and other arrangements of PSC or Seller with or relating to the Transferred Employees which contain change in control or severance provisions or any other provision pursuant to which amounts may become payable by Buyer or the LLC to any Transferred Employee as a result of or in connection with the transactions contemplated by this Agreement, including, without limitation, any termination of employment by Seller in connection herewith. PSC and Seller have provided complete and accurate copies of each of the documents set forth in Section 2.20(b) of the Seller Disclosure Schedule to Buyer.

                  (c) Compliance with Agreements. To the knowledge of PSC or Seller, no Transferred Employee is in violation of any term of any employment agreement, confidentiality or non-disclosure agreement or any other contract, agreement, commitment or understanding with Seller or relating to the Business. To the knowledge of PSC or Seller, no Key Employee is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency, that would materially interfere with such person's efforts to promote the interests of Buyer or the LLC or that would interfere with the Business. The execution, delivery and performance of this Agreement and the other Transaction Documents will not violate, conflict with or accelerate any benefits under any agreement between Seller and any Transferred Employee. To the knowledge of PSC or Seller, the conduct of the Business, as currently conducted, will not violate or conflict with any contract or agreement under which any Transferred Employee is now bound. To the knowledge of PSC or Seller, each Employee permitted access to confidential or proprietary information pertaining to the Business has executed a legally binding agreement obligating such Employee to hold confidential such proprietary information.

                  (d) Benefit Plans. Section 2.20(d) of the Seller Disclosure Schedule contains a complete and accurate list of each (i) "employee pension benefit plan" as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA maintained by PSC or Seller, or to which the LLC is required to contribute, including any multiemployer pension plan, and (ii) each "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained by PSC or Seller, or to which the LLC contributes or is required to contribute, including any multiemployer welfare plan, and each other plan under which "fringe benefits" (including, without limitation, profit-sharing, bonus, stock option, stock purchase, stock bonus, dependent care assistance, excess benefit, incentive, salary continuation, and other compensation arrangements, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, PSC, Seller or the LLC (all plans, programs and arrangements described in clauses (i) and (ii), together, the "EMPLOYEE BENEFIT PLANS"). PSC and Seller have provided complete and accurate copies of each Employee Benefit Plan to Buyer. To the knowledge of PSC or Seller, there is no liability of the LLC under any insurance policy or similar arrangement procured in connection with any Employee Benefit Plan in the nature of a retroactive rate adjustment or loss sharing arrangement and, to the knowledge of PSC or Seller, there is no event that has occurred or may occur that reasonably could be anticipated to cause FEI, Buyer, the LLC or any of their respective Affiliates to incur any liability pursuant to Title IV of ERISA with respect to any Employee Benefit Plan or other arrangement currently or previously maintained or contributed to by PSC, Seller, the LLC or any of their respective Affiliates.

                  (e) Drug Screening. All Active Transferred Employees required to be screened in connection with the performance of any Contract or under PSC's or Seller's drug and alcohol policy have been screened and have successfully passed the screening test most recently administered in accordance with PSC's or Seller's drug and alcohol policy. PSC and Seller have provided Buyer with a complete and accurate copy of their drug and alcohol policy.

                  (f) Labor Matters. None of the Transferred Employees is represented by a union and there is no request for union representation pending, or to the knowledge of PSC or Seller, threatened with respect to the Transferred Employees. Neither PSC nor Seller has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of the Business. There are no strikes, lockouts, work stoppages, slowdowns or jurisdictional disputes occurring, or to the knowledge of PSC or Seller, threatened with respect to any of the Transferred Employees in connection with the Business. To the knowledge of PSC or Seller, there are no organizing activities occurring or threatened with respect to any of the Transferred Employees in connection with the Business.

         2.21 INSURANCE. Section 2.21 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of any nature whatsoever maintained by, or on behalf of, Seller and the LLC with respect to the Business Assets and the Business. Seller maintains with responsible insurance carriers, fire, worker's compensation, property and general liability insurance appropriate for the Business Assets and the Business. Such policies are in full force and effect through the date hereof, all premiums with respect thereto have been paid to the extent due and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously since inception. The LLC is an additional named insured under such policies through the date hereof. Copies of all such policies and binders have been made available to Buyer for its inspection. There is no default of any kind under any of such policies and there has been no failure to give any notice or to present any claim under any such policy in a due and timely fashion. No notice of cancellation or termination has been received by PSC, Seller or the LLC with respect to such policies.

         2.22 PRODUCT LIABILITIES.

                  (a) Work Related Liabilities. The LLC has not incurred or assumed, and to the knowledge of PSC or Seller there is no event or activity which forms the basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) (collectively, "WORK RELATED LIABILITIES") with respect to the services rendered, equipment supplied or leased, or products sold in connection with the Business, whether any Work Related Liability is incurred by reason of any express or implied warranty (including, without limitation, any Warranty Obligation, warranty of merchantability or fitness, or other warranty), any doctrine of common law (whether in tort, contract or otherwise), any statutory provision or otherwise and irrespective of whether any Work Related Liability is covered by insurance.

                  (b) Warranty Obligations. Section 2.22(b) of the Seller Disclosure Schedules sets forth a complete and accurate listing of (i) all warranties, guarantees and warranty policies, whether written or unwritten (the "WARRANTY OBLIGATIONS"), in respect of any products or services sold in connection with the Business and the duration of each Warranty Obligation; (ii) all pending and, to the knowledge of PSC or Seller, threatened disputes or claims with respect to any Warranty Obligation; and (iii) the experience history with respect to the Warranty Obligations. There have been no material deviations from the Warranty Obligations and no employee, salesperson or agent of PSC, Seller or the LLC is authorized to undertake obligations with respect to any person in excess of the Warranty Obligations. All products manufactured, designed, licensed or sold by PSC, Seller and the LLC in connection with the Business are operational, will conform to published documentation and satisfy any and all contract or other specifications related thereto to the extent stated in writing in such contracts or specifications.

         2.23 CERTIFICATE, LLC AGREEMENT, MINUTE BOOKS AND RECORDS. Complete and accurate copies of the certificate of formation, limited liability company agreement and minute books of the LLC, together with all amendments thereto to the date hereof, have been furnished to Buyer and its representatives. The minute books of the LLC contain accurate and complete records of all action taken by the member and manager of the LLC and no action by the member or manager has been taken for which minutes have not been prepared and are not contained in such minute books. As of the date hereof, all of the foregoing minute books and other corporate records are in the possession of the LLC. In addition, as of the date hereof, all books, records, files, documents, drawings or specifications, product and sales literature, manufacturing, technical and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials relating solely to the management and operation of the Business are in the possession of the LLC.

         2.24 RELATED PARTY TRANSACTIONS. None of PSC, Seller or any of their respective Affiliates is a party to any Contract or any other arrangement with the LLC (a) providing for the furnishing of services (other than as a manager, officer or employee) or assets; (b) providing for the rental of property or assets; (c) requiring the payment of money; or (d) otherwise relating to the Business. There are no outstanding financial obligations of either PSC, Seller or any of their respective Affiliates, or any of their respective officers or employees, to the LLC, and there are no outstanding financial obligations of the LLC to PSC, Seller or any of their respective Affiliates or any of their respective officers or employees.

         2.25 LENDER CONSENT. PSC and Seller have obtained and received the written consent and authorization of each of their respective lenders (the "LENDER CONSENT") with respect to the completion of the transactions contemplated by this Agreement and the other Transaction Documents, which consent and authorization are not subject to any qualifications or conditions which could either (a) impair PSC's or Seller's ability to complete the transactions contemplated hereby or (b) adversely affect the LLC, the Business Assets or the Business after the date hereof.

         2.26 PREPAID EXPENSES AND DEPOSITS.

                  (a) Prepaid Expenses. Section 2.26(a) of the Seller Disclosure Schedule sets forth an accurate allocation of prepaid expenses paid by PSC or Seller prior to the date hereof solely with respect to the Business Assets. The prepaid expenses are apportioned pro rata (i) to PSC and Seller for the period up to and including the date hereof and (ii) to FEI and Buyer for the period after the date hereof. The aggregate amount of all prepaid expenses apportioned to FEI and Buyer total $5,773.95 (the "PREPAID EXPENSES").

                  (b) Deposits. Section 2.26(b) of the Seller Disclosure Schedule sets forth an accurate list of deposits paid by PSC or Seller and currently held by landlords, lessors, vendors and customers under the terms of the Contracts. The aggregate amount of all deposits total $55,359.45 (the "DEPOSITS").

         2.27 BROKERS. No broker, finder, investment banker, or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of PSC, Seller or the LLC.

         2.28 FULL DISCLOSURE. None of the representations or warranties contained in this Article 2, including, without limitation, the Seller Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF FEI AND BUYER

         FEI and Buyer hereby make the representations and warranties to PSC and Seller as set forth below.

         3.1 ORGANIZATION AND GOOD STANDING. FEI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 AUTHORIZATION OF AGREEMENT. FEI and Buyer have all requisite corporate power and authority to enter into this Agreement and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents have (except for Transaction Documents to be executed and delivered solely by PSC or Seller) been duly and validly authorized by the board of directors of FEI and the managing member of Buyer and no other actions or proceedings on the part of FEI or Buyer is necessary to approve this Agreement and to complete the transactions contemplated hereby. This Agreement and the other Transaction Documents delivered by FEI and Buyer: (a) have been duly executed and delivered by FEI and Buyer, and (b) constitute legal, valid and binding obligations of FEI and Buyer, enforceable in accordance against FEI and Buyer with their respective terms.

         3.3 NO CONFLICT OR VIOLATION. The execution, delivery and performance by FEI and Buyer of this Agreement and the other Transaction Documents executed and delivered by FEI and Buyer and the completion of the transactions contemplated hereby and thereby do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or bylaws of FEI; (b) violate or conflict with any provision of the certificate of formation, limited liability agreement or other governing document of Buyer; or (c) violate any provision or requirement of any federal, state or local law, statute, rule or regulation or any judgment, order, writ, injunction, decree or award of any Governmental Entity having jurisdiction over FEI or Buyer, except for violations that do not affect the ability of FEI or Buyer to complete the transactions contemplated by this Agreement.

         3.4 GOVERNMENTAL CONSENTS. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by FEI or Buyer of this Agreement and the other Transaction Documents required to be delivered by FEI or Buyer or the completion of the transactions contemplated hereby or thereby, except for consents that do not affect the ability of FEI or Buyer to complete the transactions contemplated by this Agreement.

         3.5 LITIGATION. There is no pending or, to the knowledge of FEI or Buyer, threatened claim, suit, arbitration or other judicial or regulatory proceeding or investigation of any character by, against or involving FEI, Buyer or any of their respective Affiliates that affects or relates to the transactions contemplated by this Agreement or materially and adversely affects FEI's or Buyer's ability to complete the transactions contemplated by this Agreement. Neither FEI nor Buyer is subject to any judgment, decree, injunction or order of any Governmental Entity that affects or relates to the transactions contemplated by this Agreement or materially and adversely affects FEI's or Buyer's ability to complete the transactions contemplated by this Agreement.

         3.6 SECURITIES MATTERS. The Membership Interests to be purchased by Buyer will be acquired for investment for Buyer's own account, not with a view to the distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Membership Interests. Buyer understands that the Membership Interests are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as such securities are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Membership Interests or an exemption from registration under the Securities Act.

         3.7 BROKERS. No broker, finder, investment banker, or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer.

                                    ARTICLE 4
                                CERTAIN COVENANTS

         4.1 CONFIDENTIAL INFORMATION. Except as expressly permitted by the terms of this Agreement, from and after the date hereof, PSC and Seller shall not disclose to any person nor make use of, and each shall cause their respective Affiliates, stockholders, members, directors, officers, employees and agents to not disclose to any person or make use of, any Confidential Information, without the prior written consent of Buyer.

         4.2 SOLICITATION AND HIRING OF EMPLOYEES.

                  (a) PSC's and Seller's Nonsolicit. For a period of four (4) years after the date hereof, neither PSC, Seller nor their respective Affiliates will, either directly or indirectly as a stockholder, investor, member, partner, director, officer, employee or otherwise, (i) solicit or attempt to induce any employee to terminate employment with the LLC, Buyer, FEI or any of their respective Affiliates, or (ii) hire or attempt to hire any employee of the LLC, Buyer or any of their respective Affiliates; provided, however, that this provision will not prevent PSC, Seller or any of their respective Affiliates from employing any employee who responds to a general advertisement for employment on his or her own initiative without any direct or indirect solicitation by or encouragement from PSC, Seller or their respective Affiliates, except that in no event may PSC, Seller or their Affiliates hire the Transferred Employees identified on Schedule 4.2(a).

                  (b) Buyer's Nonsolicit. For a period of four (4) years after the date hereof, neither Buyer nor any of its Affiliates will, either directly or indirectly as a stockholder, investor, member, partner, director, officer, employee or otherwise, (i) solicit or attempt to induce any employee to terminate employment with Seller or any of its Affiliates, or (ii) hire or attempt to hire any employee of Seller or any of its Affiliates; provided, however, that this provision will not prevent Buyer or any of its Affiliates from employing any employee who responds to a general advertisement for employment on his or her own initiative without any direct or indirect solicitation by or encouragement from Buyer or its Affiliates, except that in no event may FEI, Buyer or their Affiliates hire the PSC or Seller employees identified on Schedule 4.2(b).

         4.3 NONCOMPETITION AND REFERRAL OF CUSTOMERS.

                  (a) Noncompete. For a period of four (4) years after the date hereof, neither PSC, Seller nor any of their respective Affiliates will, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) design, develop, manufacture, market, sell, perform or offer anywhere in the world any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Business on or prior to the date hereof, or (ii) engage anywhere in the world in any business competitive with the Business, as conducted on the date of this Agreement or during the two (2) years prior to the date hereof; provided, however, that PSC, Seller and their respective Affiliates may (x) own securities in companies whose securities are publicly traded, so long as the securities constitute less than five percent (5%) of the total outstanding voting securities of such publicly-traded company, and (y) continue to actively pursue the activities engaged in by (A) the Union Business, as the Union Business exists as of the date hereof, solely with respect to the union/closed-shop market (including hiring employees and pursuing new technologies and customers in such union/closed-shop market), (B) the Demolition Business, as the Demolition Business exists as of the date hereof (including hiring employees and pursuing new technologies and customers), and (C) the Industrial Cleaning and Maintenance Business (including hiring employees and pursuing new technologies and customers), except with respect to any services provided by the Business, as currently conducted.

                  (b) Referral. Except for the limited activities permitted under the proviso to Section 4.3(a), PSC and Seller shall, and each shall cause their respective Affiliates, stockholders, directors, officers, employees and agents to, refer all inquiries regarding the Business to the LLC, FEI and Buyer and neither PSC nor Seller (nor any of their respective Affiliates) will independently pursue any such inquiries. PSC and Seller shall notify their respective Affiliates in writing promptly after the date hereof that the Business has been sold to FEI and Buyer, and such notice will inform such Affiliates of their obligations under this Section 4.3(b). Such notice must be in such form and substance reasonably satisfactory to FEI and Buyer.

         4.4 REASONABLENESS OF COVENANTS. Each of PSC and Seller acknowledges that the duration and geographic scope of the nonsolicit provisions set forth in
Section 4.2 and the noncompetition provisions set forth in Section 4.3 are reasonable in all respects. Each of PSC and Seller recognizes and acknowledges that FEI and Buyer are paying significant consideration to acquire the Membership Interests and the Seller Contracts and that FEI and Buyer would not be doing so but for the covenant not to solicit employees and the covenant not to compete contained herein. Each of PSC and Seller further recognizes and acknowledges that each of them is deriving significant and tangible benefits from Buyer's execution and delivery of this Agreement and that such covenants are necessary to protect and maintain the business interests of the LLC, FEI and Buyer. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that any provision under either
Section 4.2 or 4.3 is to that extent unenforceable, the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto intend that the nonsolicit provisions set forth in Section 4.2 and the noncompetition provisions set forth in Section 4.3 will be deemed to be a series of separate covenants, one for each and every county of each and every state or province of each and every country.

         4.5 SHARING OF DATA.

                  (a) Provision of Access by PSC and Seller. For a period of four (4) years after the date hereof, PSC and Seller shall provide FEI and Buyer with reasonable access to (a) those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are retained by PSC and Seller, and (b) the work papers of PSC's and Seller's respective accountants and auditors, in each case to the extent that any of the foregoing is needed by FEI or Buyer for the purposes of conducting a complete audit of the financial records of the LLC and complying with their respective obligations under applicable securities, Tax, environmental, employment or other laws and regulations or to the extent that there is a commercially reasonable need in connection with the conduct of the Business (collectively, the "RETAINED RECORDS"). For a period of four (4) years after the date hereof, neither PSC nor Seller shall destroy any Retained Records. Notwithstanding the foregoing, and consistent with Section 4.7(b), PSC and Seller shall retain all Tax Returns, schedules and work papers, and all records and other documents relating thereto, until the expiration of the applicable statute of limitations, including, without limitation, any extension thereof.

                  (b) Provision of Access by FEI and Buyer. For a period of four
(4) years after the date hereof, FEI, Buyer and the LLC shall provide PSC and Seller with reasonable access to those books and records in the possession of FEI, Buyer and the LLC relating to the businesses of PSC or Seller, as conducted on or prior to the date hereof, to the limited extent for which there is a commercially reasonable need in connection with the conduct of the businesses of PSC and Seller.

         4.6 COOPERATION IN LITIGATION. From and after the date hereof and from time to time as may be reasonably requested, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business prior to or after the date hereof (other than litigation among the parties hereto or their respective Affiliates arising out of the transactions contemplated by this Agreement or the other Transaction

Documents). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its directors, officers, employees and agents, but shall not be responsible for reimbursing such party or its directors, officers, employees and agents for their time spent in such cooperation, unless such time exceeds five (5) business days in any one calendar year for any such party.

         4.7 CERTAIN TAX MATTERS.

                  (a) Tax Returns.

                           (i) PSC and Seller shall include the income
attributable to the LLC, the Business Assets and the Business on PSC's and Seller's consolidated U.S. federal income Tax Return (and similar state, local or foreign Tax Return) for all periods through and including the date hereof and pay any income Taxes attributable to such income. Buyer shall furnish Tax information to PSC and Seller for inclusion in PSC's and Seller's U.S. federal consolidated income Tax Return (and similar state, local or foreign Tax Return) for the period which includes the date hereof in accordance with the past income Tax practices of Seller and the LLC. Seller shall make all payments required with respect to any such Tax Return; provided, however, that Buyer shall reimburse Seller concurrently therewith to the extent any payment Seller is making relates to the operation of the LLC, the Business Assets or the Business for any period ending after the date hereof.

                           (ii) Buyer shall include the income attributable to
the LLC, the Business Assets and the Business on Buyer's consolidated U.S. federal income Tax Return (and similar state, local or foreign Tax Return) for all periods after the date hereof and pay any income Taxes attributable to such income. PSC and Seller shall furnish Tax information to Buyer with respect to the LLC, the Business Assets, the Business and the operations, ownership and activities thereof for all periods through and including the date hereof to the extent such information is relevant to any Tax Return which Buyer has the right and obligation hereunder to file. Buyer shall make all payments required with respect to any such Tax Return; provided, however, that Seller shall reimburse Buyer concurrently therewith to the extent any payment Buyer is making relates to the operation of the LLC, the Business Assets or the Business for any period ending on or before the date hereof.

                           (iii) The income attributable to the LLC, the
Business Assets and the Business shall be apportioned to the period up to and including the date hereof (the "PRE-CLOSING SHORT YEAR") and the period after the date hereof (the "POST-CLOSING SHORT YEAR") by closing the books of the LLC as of the end of the date hereof. For purposes of this Section 4.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the date hereof, the portion of such Tax which relates to the portion of such taxable period ending on the date hereof shall (A) in the case of Taxes that are not based on income or gross receipts (e.g., property Taxes), be deemed to be the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the date hereof, and the denominator of which is the total number of days in the entire taxable period in question, and (B) in the case of Taxes that are based on income or gross receipts, be deemed to be the Taxes that would be due if the relevant taxable period ended on the date hereof.

                  (b) Cooperation. PSC and Seller, on the one hand, and Buyer, on the other hand, shall, with respect to any Tax Return which such party is responsible for preparing and filing, make such Tax Return and related work papers available for meaningful review, comment and reasonable modification by the other party, if the Tax Return (i) is with respect to Taxes for which the other party or one if its Affiliates may be liable, or (ii) claims Tax benefits which the other party or one of its Affiliates is entitled to receive. PSC, Seller and Buyer shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns pursuant to this Agreement and any audit, litigation, or other proceeding related to such Tax Returns. Such cooperation shall include the retention and provision of records and information relevant to any such Tax filing, audit, litigation or other matter and making employees available on a reasonable basis. With respect to the retention of records, PSC and Seller shall retain all Tax Returns, schedules and work papers, and all records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, any extension thereof).

                  (c) Tax Controversies and Audits.

                           (i) In the event any Tax authority informs PSC or
Seller, on the one hand, or Buyer, on the other hand, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other party may incur liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.

                           (ii) PSC and Seller shall control all audits and
contests relating to any Taxes attributable to the LLC, the Business Assets or the Business for all Tax periods ending on or prior to the date hereof. FEI and Buyer shall control all audits and contests relating to any Taxes attributable to the LLC, the Business Assets or the Business that arise following the date hereof, including Taxes related to the Post-Closing Short Year. Subject to the foregoing, in the event an adverse determination could result in a party having liability for Taxes, such party shall be entitled to participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder, including, (A) participation in conferences, meetings or proceedings with any taxing authority, (B) participation in appearances before any Governmental Entity, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law, briefs, and the conduct of oral arguments and presentations.

                           (iii) Without the prior written consent of FEI and
Buyer, neither PSC nor Seller may settle or agree to any settlement of any Tax liability relating to a Tax period ending on or prior to the date hereof if such settlement or agreement would have an adverse impact on FEI's or Buyer's Tax liability for any Tax period ending after the date hereof. Without the prior written consent of PSC or Seller, neither FEI nor Buyer may settle or agree to any settlement of any Tax liability relating to a Tax period ending after the date hereof if such settlement or agreement would have an adverse impact on PSC's or Seller's Tax liability for any Tax period ending on or prior to the date hereof.

                  (d) Tax Sharing Agreements. Any Tax sharing agreement between PSC, Seller or any of their Affiliates, on the one hand, and the LLC, on the other hand, shall terminate as of the date hereof and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  (e) Transfer Taxes. All stamp, documentary, recording, transfer and sales and use Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Buyer and Seller. Seller shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes. The expense of such filing shall be borne equally by Buyer and Seller.

         4.8 EMPLOYEE MATTERS.

                  (a) Transferred Employees. Concurrently herewith, Seller shall obtain the voluntary resignation or terminate the employment of, and Buyer shall offer employment to, each active Employee identified on Schedule 4.8(a)(1) hereto (the "ACTIVE TRANSFERRED EMPLOYEES"), all of whom are active Employees of Seller as of the date hereof. Buyer or its designee may elect to offer employment to, and at the request of Buyer or its designee contemporaneously therewith Seller shall terminate the employment of, each Employee identified on
Schedule 4.8(a)(2) hereto who is absent due to illness, injury, military service, family medical leave, short-term disability leave, workers' compensation leave or any other leave of absence of twelve (12) months or less (the "INACTIVE TRANSFERRED EMPLOYEES" and, together with the Active Transferred Employees, the "TRANSFERRED EMPLOYEES"), at the end of the leave period for any such Inactive Transferred Employee. Each Transferred Employee who accepts employment with Buyer or its designee shall be considered to be employed "at will" and nothing shall be construed to limit the ability of Buyer or its designee to terminate any Transferred Employee at any time for any reason. Buyer and its designee may change the terms and conditions of the Transferred Employees' employment, including, without limitation, the levels of compensation in effect after their respective dates of hire.

                  (b) WARN Act. FEI and Buyer shall be entirely and solely responsible for all liabilities arising after the date hereof under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT") with respect to Transferred Employees, including providing and discharging any and all notifications and benefits to Transferred Employees and government agencies required by the WARN Act or any other applicable law including any such requirements that may be imposed as a result of the transactions contemplated by this Agreement. PSC and Seller shall be entirely responsible for all liabilities under the WARN Act with respect to any Employee who is not a Transferred Employee.

                  (c) COBRA. FEI and Buyer shall be responsible for all health continuation coverage for the Transferred Employees and qualified beneficiaries of the Transferred Employees including such coverage under any health care plan sponsored by PSC or Seller for the Transferred Employees and their qualified beneficiaries with respect to the health care continuation coverage requirements under Sections 601 through 609 of ERISA and Section 4980B of the Code ("COBRA"), with respect to any "qualifying event" that occurs after the date hereof for each Active Transferred Employee and after the respective dates of hire for each Inactive Transferred Employee. FEI and Buyer shall have no responsibility under COBRA with respect to any other Employee who is not a Transferred Employee.

                  (d) Severance. On and after the date hereof, (i) FEI and Buyer shall be responsible for providing any severance pay benefits under any severance plans or programs sponsored by FEI or Buyer; and (ii) PSC or Seller shall be responsible for any severance pay benefits under any plans or programs sponsored by, and any termination fees under any employment agreement with, PSC or Seller that may become payable for any reason, including, without limitation, as a result of the transactions contemplated by this Agreement.

                  (e) Transferred Employee Benefits. Effective as of the date hereof for each Active Transferred Employee and after the date of hire with respect to each Inactive Transferred Employee, FEI or Buyer shall provide each Transferred Employee with group medical benefits substantially equal to or better than, both as to conditions covered and amounts of coverage, as provided by PSC or Seller to such Transferred Employee immediately prior to the date hereof. FEI or Buyer may provide such benefits either through a group medical plan newly established by it as of the date hereof or a group medical plan maintained by FEI or Buyer for its employees or affiliates as of the date hereof; provided, however, that FEI and Buyer shall cause to be waived any preexisting condition restrictions under any FEI or Buyer medical plan with respect to the Transferred Employees.

                  (f) Eligibility. Each Transferred Employee shall be entitled to credit for prior service with PSC and Seller for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under the employee benefit plans and programs sponsored by Buyer on behalf of its employees and affiliates that are a similar type of plan in which the Transferred Employees participated in immediately prior to the date hereof.

                  (g) Other Employee Payments. PSC and Seller shall be responsible for all other obligations that Seller may owe to any Transferred Employee as a result of such Transferred Employee's employment with Seller, including, without limitation, all salary, bonuses, benefits and related Taxes through the date of such Transferred Employee's termination of employment with Seller.

                  (h) No Rights. No provision of this Section 4.8 shall create any third party beneficiary or other rights of any Employee or Transferred Employee (including beneficiary or dependent thereof) with respect to continued employment or resumed employment with PSC, Seller, FEI or Buyer and no provision shall create any such rights in any Employee or Transferred Employee (including any beneficiary or dependent thereof) with respect to any benefits that may be provided directly or indirectly in any employee benefit plan, program or arrangement established by FEI, Buyer, PSC, the LLC or Seller.

         4.9 RIGHT OF FIRST REFUSAL RE UNION BUSINESS.

                  (a) Rights on Transfer. In the event PSC, Seller or any of their Affiliates proposes to transfer, sell, assign, pledge or otherwise dispose of any portion of the Union Business (whether directly or indirectly or whether as a sale of assets, capital stock or otherwise, a "TRANSFER") to any non-Affiliate of Seller, pursuant to a transaction or a series of transactions commenced prior to the fourth (4th) anniversary of the date hereof, then FEI, Buyer or their designated Affiliate will have the exclusive right (but not the obligation) to purchase all of the Union Business subject to Transfer.

                  (b) Delivery of Transfer Notice. If at any time that PSC, Seller or any of their Affiliates proposes to effect a Transfer, pursuant to a transaction or a series of transactions commenced prior to the fourth (4th) anniversary of the date hereof, then the transferring party shall give prompt written notice (the "TRANSFER NOTICE") to FEI and Buyer of such proposed Transfer. The Transfer Notice shall specify all the material terms and conditions of the proposed Transfer (the "TRANSFER TERMS"), including, without limitation, (i) the name of the proposed transferee; (ii) the assets of the Union Business involved; (iii) the total purchase price or consideration (the "TRANSFER CONSIDERATION") to be received by PSC, Seller or such Affiliate in connection with such Transfer; and (iv) the terms of any deferred payment for the Union Business. The Transfer Notice shall also grant FEI, Buyer and their designated Affiliate with full access to all due diligence matters to which the proposed transferee was provided access. The Transfer Notice must further state that FEI, Buyer or their designated Affiliate may acquire the Union Business subject to Transfer for the Transfer Consideration and under terms substantially equivalent to the other Transfer Terms specified in the Transfer Notice.

                  (c) Right of FEI and Buyer. FEI, Buyer or their designated Affiliate will have twenty-one (21) days after the receipt by FEI and Buyer of a Transfer Notice (the "FEI EXERCISE PERIOD") during which to exercise its right to purchase all of the Union Business subject to Transfer for the Transfer Consideration and under terms substantially equivalent to the other Transfer Terms specified in the Transfer Notice. FEI, Buyer or their designated Affiliate may only exercise its right by giving written notice to PSC within the FEI Exercise Period. The failure by FEI, Buyer or their designated Affiliate to give written notice of exercise within the FEI Exercise Period will be deemed an election by FEI, Buyer and their designated Affiliate not to purchase all of the Union Business subject to Transfer. If FEI, Buyer or their designated Affiliate exercise their right to purchase the Union Business subject to Transfer, then the parties shall use their commercially reasonable efforts to complete the purchase and sale of such Union Business within one hundred twenty (120) days after the exercise of such right.

                  (d) Election Not to Purchase. If FEI, Buyer or their designated Affiliate elect not to purchase the Union Business subject to Transfer, then PSC, Seller and their Affiliate may Transfer such portion of the Union Business at any time within one hundred twenty (120) days after the expiration of the FEI Exercise Period; provided, however, that such Transfer must be for at least ninety-eight percent (98%) of the Transfer Consideration and under terms substantially equivalent to the other Transfer Terms specified in the Transfer Notice.

                  (e) No Written Notice of Transfer. If PSC, Seller or any of their Affiliates purport to make a Transfer, pursuant a transaction or a series of transactions commenced prior to the fourth (4th) anniversary of the date hereof, without providing a Transfer Notice, then any such purported Transfer will remain subject to the rights of FEI, Buyer and their designated Affiliate under this Section 4.9.

                                    ARTICLE 5
                                 INDEMNIFICATION

         5.1 INDEMNIFICATION BY PSC AND SELLER. Subject to the limits set forth in this Article 5, PSC and Seller, and their respective successors and assigns, shall jointly and severally indemnify, defend, reimburse and hold harmless the Buyer Indemnitees, from and against any and all claims, losses, damages, liabilities, obligations, assessments, Taxes, penalties and interest, demands, actions and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions) ("LOSSES") reasonably incurred by any Buyer Indemnitee, arising out of either:

                  (a) the breach of any representation or warranty made by PSC or Seller contained in this Agreement or any other Transaction Document;

                  (b) the breach of any covenant, agreement or obligation of PSC or Seller contained in this Agreement or any other Transaction Document;

                  (c) the payment of any and all Taxes (including any penalties or interest) that are imposed on FEI, Buyer, the LLC, the Business Assets or the Business in respect of any income, property, business or operations for any taxable period ending on or prior to the date hereof and for any Pre-Closing Short Year (whether or not such Tax obligation is disclosed in the Seller Disclosure Schedule);

                  (d) any violation of any Environmental Law or any release or disposal of Hazardous Materials that occurred on or prior to the date hereof in connection with the Business (whether or not such violation, release or disposal is disclosed in the Seller Disclosure Schedule);

                  (e) the payment of any severance pay benefits under any plans or programs sponsored by, or any termination fees under any employment agreement with, PSC or Seller that may become payable for any reason, including, without limitation, as a result of the transactions contemplated by this Agreement;

                  (f) any other claim, suit, action, arbitration, proceeding, investigation or other similar matter relating to the ownership and operation of the Business and resulting from events occurring on or prior to the date hereof (whether or not such claim, suit, action, arbitration, proceeding, investigation or other similar matter is disclosed in the Seller Disclosure Schedule);

                  (g) the existence of any mortgages, financial liens, pledges, loans, financial claims or financial encumbrances of any kind with respect to any of the Business Assets; or

                  (h) any avoidance, preference or other proceeding or action relating to a bankruptcy, reorganization, fraudulent conveyance or receivership proceeding (including, without limitation, an assignment for the benefit of creditors) involving PSC or Seller, whether voluntary or involuntary, occurring on or prior to the fourth (4th) anniversary of the date hereof.

         5.2 INDEMNIFICATION BY FEI AND BUYER. Subject to the limits set forth in this Article 5, FEI and Buyer, and their respective successors and assigns, shall indemnify, defend, reimburse and hold harmless the Seller Indemnitees, from and against any and all Losses reasonably incurred by any Seller Indemnitee, arising out of either:

                  (a) the breach of any representation or warranty made by FEI or Buyer contained in this Agreement or any other Transaction Document;

                  (b) the breach of any covenant, agreement or obligation of FEI or Buyer contained in this Agreement or any other Transaction Document;

                  (c) the payment of any and all Taxes (including any penalties or interest) that are imposed on the LLC, the Business Assets or the Business in respect of any income, property, business or operations for any taxable period ending after the date hereof and for any Post-Closing Short Year;

                  (d) any violation of any Environmental Law or any release or disposal of Hazardous Materials that occurs after the date hereof in connection with the Business (except that neither FEI nor Buyer shall be obligated to indemnify any Seller Indemnitee for any migration, seepage, leaching or other movement of any Hazardous Materials that exist on or prior to the date hereof, whether through the air, soil, ground water, surface water or any other media);

                  (e) FEI's or Buyer's use of the human resources information transferred by Seller to Buyer under employment applications, self-identification forms, PAN forms, employee benefit plan forms, emergency forms and Forms I-9; or

                  (f) any other claim, suit, action, arbitration, proceeding, investigation or other similar matter relating to the ownership and operation of the Business and resulting from events after the date hereof.

         5.3 INDEMNIFICATION PROCEDURE.

                  (a) Notice of Claim. Whenever any claim (a "CLAIM") shall arise for indemnification under this Article 5, the Indemnitee shall promptly give written notice to the Indemnitor and each other party hereunder with respect to the Claim, which notice shall include the facts constituting the basis for the Claim. Notwithstanding the foregoing, the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby. In the event of any Claim resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of liability arising therefrom. The Indemnitee shall not settle or compromise any claim by any third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnitor shall not have taken control of such suit after notification thereof as provided in Section 5.3(c) hereof.

                  (b) Obligations of Indemnitor. Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with counsel at its own expense. The Indemnitor shall have the right to elect to settle any claim for monetary damages without the Indemnitee's consent only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld; provided, however, if the Indemnitee fails to give such consent within twenty (20) days of being requested to do so, the Indemnitee shall, at its expense, assume the defense of such Claim and regardless of the outcome of such matter, the Indemnitor's liability hereunder shall be limited to the amount of the proposed settlement. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

                  (c) Assumption of Defense. If the Indemnitor (i) fails to assume the defense of the subject of any Claim in accordance with the terms of
Section 5.3(b), (ii) fails diligently to prosecute such defense, or (iii) has, in the Indemnitee's reasonable good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim; provided, however, that any dispute between the Indemnitor and any Indemnitee with respect to the foregoing clauses (ii) or (iii) shall be first resolved pursuant to Section 6.8 before the Indemnitee may assume any defense hereunder; and provided, further, that any compromise or settlement shall be subject to the Indemnitor's consent, which consent will not be unreasonably withheld. If the Indemnitee defends the subject of a Claim in accordance with this Section 5.3(c), the Indemnitor shall cooperate with the Indemnitee and its counsel in all reasonable respects and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

         5.4 PAYMENT. All payments owing under any Claim will be made promptly as indemnifiable Losses are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.3(c), the expenses (including reasonable attorneys' fees and costs) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee; provided that the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law.

         5.5 LIMITATIONS.

                  (a) PSC's and Seller's Threshold. Neither PSC nor Seller shall have any obligation to indemnify any Buyer Indemnitee for Losses under this Agreement or any other Transaction Document unless the Buyer Indemnitees have suffered Losses in an aggregate amount attributable to all Claims in excess of Two Hundred Fifty Thousand Dollars ($250,000)

(the "THRESHOLD"); provided, however, that the Threshold will not apply to (i) any breach by PSC or Seller with respect to either of their respective obligations under Article I hereof; (ii) any breach by PSC or Seller of its representations and warranties under Section 2.5 hereof; and (iii) any matter arising under Section 5.1(b), (g) or (h). Once the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds the Threshold, the Buyer Indemnitees shall be entitled to recover the full amount of all Losses in excess of the Threshold.

                  (b) PSC's and Seller's Limit. The maximum aggregate liability of each of PSC and Seller to the Buyer Indemnitees for all claims arising under this Agreement and the other Transaction Documents will equal Twelve Million Dollars ($12,000,000); provided, however, that the maximum aggregate liability of each of PSC and Seller will be unlimited for (i) any breach by PSC or Seller of its representations and warranties under Section 2.5 hereof; and (ii) any matter arising under Section 5.1(g) or (h) hereof.

                  (c) FEI's and Buyer's Threshold. Neither FEI nor Buyer shall have any obligation to indemnify any Seller Indemnitee for Losses under this Agreement or any other Transaction Document unless the Seller Indemnitees have suffered Losses in an aggregate amount attributable to all Claims in excess of the Threshold; provided, however, that the Threshold will not apply to (i) any breach by FEI or Buyer with respect to either of their respective obligations under Article I hereof, and (ii) any matter arising under Section 5.2(b). Once the aggregate amount of all Losses incurred by the Seller Indemnitees exceeds the Threshold, the Seller Indemnitees shall be entitled to recover the full amount of all Losses in excess of the Threshold.

                  (d) FEI's and Buyer's Limit. The maximum aggregate liability of FEI and Buyer to the Seller Indemnitees for all claims arising under this Agreement and the other Transaction Documents will equal Twelve Million Dollars ($12,000,000).

                  (e) Limit for Covered Amounts. No Indemnitee shall be entitled to indemnification under this Article 5 for Losses either covered by insurance proceeds from insurance owned and paid for by an Indemnitor or otherwise reimbursed by any third party, solely to the extent that the Indemnitee has actually received the insurance proceeds or reimbursed amounts to fully cover such Losses.

         5.6 HOLDBACK AS SECURITY AND BUYER'S SECURITY INTEREST.

                  (a) Retention of Holdback. As security for PSC's and Seller's indemnification obligations under this Article 5, but without limitation of their respective obligations hereunder, an amount equal to Four Million Dollars ($4,000,000) (together with any applicable interest paid thereon, the "HOLDBACK AMOUNT") shall be withheld from the Purchase Price otherwise payable by Buyer to Seller. Buyer shall hold the Holdback Amount in a segregated account (the "HOLDBACK ACCOUNT"). In furtherance of the foregoing, Seller shall execute and deliver to Buyer the Security Agreement which shall grant to Buyer a security interest in the Holdback Amount for the purpose of securing PSC's and Seller's obligations under this Agreement.

                  (b) Release of Holdback.

                           (i) Buyer shall pay to Seller, as promptly as
practicable after the first (1st) anniversary of the date hereof (the "FIRST HOLDBACK EXPIRY") (but in no event later than five (5) days thereafter), any positive amount equal to (A) Two Million Dollars ($2,000,000), less (B) the aggregate amount of (1) all resolved but unpaid Claims owing to the Buyer Indemnitees existing on the First Holdback Expiry, together with (2) all pending Claims made by the Buyer Indemnitees prior to the First Holdback Expiry in accordance with this Article 5.

                           (ii) Buyer shall pay to Seller, as promptly as
practicable after the second (2nd) anniversary of the date hereof (the "SECOND HOLDBACK EXPIRY") (but in no event later than five (5) days thereafter), any positive amount equal to (A) any Holdback Amount (together with any interest thereon) remaining in the Holdback Account on the Second Holdback Expiry, less
(B) the aggregate amount of (1) all resolved but unpaid Claims owing to the Buyer Indemnitees existing on the Second Holdback Expiry, together with (2) all pending Claims made by the Buyer Indemnitees at least six (6) weeks prior to the Second Holdback Expiry in accordance with this Article 5. Any remaining Holdback Amount (together with any interest thereon) that is not released on the Second Holdback Expiry shall, as each unresolved Claim is resolved, be released to Seller or paid to any Buyer Indemnitee to satisfy such Claim, in such amounts as are appropriate to reflect the resolution of such Claim. The release of any remaining Holdback Amount (together with interest thereon) from the Holdback Account in accordance with this Section 5.6(b) shall be by wire transfer of immediately available funds, in accordance with Seller's duly authorized payment instructions.

                  (c) No Limitation of Liability. Nothing in this Section 5.6 will be construed as limiting the liability of PSC or Seller under this Agreement or any other Transaction Document, nor will the Holdback Amount be deemed to constitute liquidated damages for any breach under this Agreement or any other Transaction Document.

         5.7 SURVIVAL. All representations, warranties, covenants and obligations set forth in this Agreement or any other Transaction Document will survive the completion of the transactions contemplated hereby or thereby. All such representations and warranties will only expire on the third (3rd) anniversary of the date hereof, except that the representations and warranties under (a) Sections 2.19 will survive until the seventh (7th) anniversary of the date hereof, and (b) Sections 2.3(h) and 2.18 will survive until the tenth
(10th) anniversary of the date hereof. All such covenants and obligations will survive for the applicable period specified in this Agreement or the applicable Transaction Document or, if no period is specified, without limitation, except that the covenants and obligations under (a) Sections 5.1(f) and 5.2(f) will survive until the third (3rd) anniversary of the date hereof, (b) Sections 5.1(d) and 5.2(d) will survive until the seventh (7th) anniversary of the date hereof, and (c) Sections 5.1(c) and 5.2(c) will survive until the tenth (10th) anniversary of the date hereof. No party will be liable to another under any representation or warranty after the applicable expiration of such warranty or representation; provided, however, that if a Claim is properly made under this
Article 5 with respect to any representation or warranty prior to the applicable expiration date, such Claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. No party will be liable to another under any covenant or obligation after the applicable expiration of such covenant or obligation, if any.

         5.8 EXCLUSIVITY OF INDEMNIFICATION AND AVAILABILITY OF SPECIFIC PERFORMANCE. Except for any other remedy available under the Security Agreement, the indemnification provisions of this

Article 5 are intended to provide the exclusive remedy as to all Losses that any party hereto may incur arising from or relating to the transactions contemplated by this Agreement or such other Transaction Document; provided, however, that nothing in this Section 5.8 or this Agreement shall limit or restrict any party's recourse or remedies in any case involving fraud or willful misconduct; and provided, further, that the parties hereto acknowledge that money damages may not be a sufficient remedy for any breach of a covenant under this Agreement or any other Transaction Document and that, in addition to the indemnification provisions of this Article 5, the parties hereto will be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of a covenant.

         5.9 TREATMENT OF INDEMNITY PAYMENTS. The receipt by any Indemnitee of any indemnification payment pursuant to this Article 5 will be treated and reported as a non-taxable adjustment to the Purchase Price.

         5.10 NEGLIGENCE. THE INDEMNIFICATION PROVIDED IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OR THE SOLE OR CONCURRENT STRICT LIABILITY OF THE PERSON ENTITLED TO INDEMNIFICATION HEREUNDER IS ALLEGED OR PROVEN.AN

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 DEFINITIONS.

                  (a) "ACCOUNTS RECEIVABLE SERVICES AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(iii) hereof.

                  (b) "ACTION" means any action, suit, counterclaim, cross-claim, appeal, arbitration or mediation for any relief against a party hereunder or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms of this Agreement or to declare rights under this Agreement.

                  (c) "ACTIVE TRANSFERRED EMPLOYEE" has the meaning ascribed to it in Section 4.8(a) hereof.

                  (d) "ADDITIONAL AMOUNT" means the sum of (i) Prepaid Expenses and (ii) Deposits.

                  (e) "AFFILIATE" has the meaning ascribed to it in Rule 405 under the Securities Act, except that Affiliate does not include any person who would otherwise be considered an Affiliate solely by reason of such person's beneficial ownership of securities registered under the Securities Exchange Act of 1934, as amended.

                  (f) "AGREEMENT" has the meaning ascribed to it in the preamble to this Agreement.

                  (g) "BUSINESS" means Seller's Electrical and Instrumentation Services Unit (SECO) and Specialty Welding Services Unit (comprising Seller's Piping and Fabrication Services, Power Services (solely as such power services relate to boiler and mechanical services that are incidental to mechanical turnaround services) and Mechanical Turnaround Services for the Western, Eastern and Central Service Districts); but specifically excludes Seller's Union Contracting Services Unit and the Specialty Services Unit (comprising Seller's refractory and catalyst operations).

                  (h) "BUSINESS ASSETS" has the meaning ascribed to it in
Section 2.10 hereof.

                  (i) "BUYER" has the meaning ascribed to it in the preamble to this Agreement.

                  (j) "BUYER INDEMNITEES" means Fluor Corporation, FEI, Buyer and their respective Affiliates, and the directors, officers and employees of any of them.

                  (k) "CLAIM" has the meaning ascribed to it in Section 5.3(a) hereof.

                  (l) "COBRA" has the meaning ascribed to it in Section 4.8(c) hereof.

                  (m) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (n) "CONFIDENTIAL INFORMATION" means any information relating to the Business, including, without limitation, information regarding vendors, suppliers, trade secrets, training programs, technical information, contracts, systems, procedures, know-how, improvements, price lists, financial or other data, business plans, computer programs, software systems, internal reports, personnel files or any other compilation of information which is or was used in the Business and is either designated as confidential or proprietary or should reasonably be known to be confidential or proprietary, except for information that was or becomes generally available to the public, other than as a result of disclosure by PSC, Seller or any of their respective Affiliates, stockholders, members, directors, officers, employees or agents.

                  (o) "CONTRACT" has the meaning ascribed to it in Section 2.8(a)(ii) hereof.

                  (p) "CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning ascribed to it in Section 1.3(b) hereof.

                  (q) "COOPERATIVE ALLIANCE AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(vi) hereof.

                  (r) "DECISION" means any judgment, order, ruling, or award granted with respect to an Action.

                  (s) "DEMOLITION BUSINESS" means the demolition business and operations of Philip Environmental Services Corporation based in Columbia, Illinois.

                  (t) "DEPOSITS" has the meaning ascribed to it in Section 2.26(b) hereof.

                  (u) "EMPLOYEE" has the meaning ascribed to it in Section 2.20(a) hereof.

                  (v) "EMPLOYEE BENEFIT PLANS" has the meaning ascribed to it in
Section 2.20(d).

                  (w) "EXCLUDED ASSETS" has the meaning ascribed to it in
Section 2.10 hereof.

                  (x) "ENVIRONMENTAL LAWS" means all applicable laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health or the environment.

                  (y) "FASTDRAW/FASTCLEAN LICENSE AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(iv) hereof.

                  (z) "FEI" has the meaning ascribed to it in the preamble to this Agreement.

                  (aa) "FEI EXERCISE PERIOD" has the meaning ascribed to it in
Section 4.9(c) hereof.

                  (bb) "FINANCIAL STATEMENTS" has the meaning ascribed to it in
Section 2.11 hereof.

                  (cc) "FIRST HOLDBACK EXPIRY" has the meaning ascribed to it in
Section 5.6(b) hereof.

                  (dd) "FREEPORT SUBLEASE" has the meaning ascribed to it in
Section 1.3(d)(viii) hereof.

                  (ee) "GILDERWARE LICENSE AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(v) hereof.

                  (ff) "GOVERNMENTAL ENTITY" means any court, arbitrator, federal, state or local government agency, regulatory body, or other governmental authority.

                  (gg) "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity and all other materials, whether or not defined as such, that are regulated pursuant to, or that could result in liability under, any applicable Environmental Laws.

                  (hh) "HOLDBACK AMOUNT" has the meaning ascribed to it in
Section 5.6(a) hereof.

                  (ii) "HUMAN RESOURCES SERVICES AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(ii) hereof.

                  (jj) "INACTIVE TRANSFERRED EMPLOYEE" has the meaning ascribed to it in Section 4.8(a) hereof.

                  (kk) "INDEMNITEE" means the party entitled to indemnification under Article 5 hereof.

                  (ll) "INDEMNITOR" means the party obligated to provide indemnity under Article 5 hereof.

                  (mm) "INDUSTRIAL CLEANING & MAINTENANCE BUSINESS" means the business of Seller engaged in hydroblasting/pressure washing, chemical cleaning and NORM decontamination, airmoving, liquid vacuuming, grit and media blasting, painting and sand blasting, explosive deslagging, dewatering, tank cleaning, sludge treatment, wastewater decontamination, sewer line cleaning services, waste transportation, waste storage and other waste management and equipment rental services.

                  (nn) "INFORMATION TECHNOLOGIES SERVICES AGREEMENT" has the meaning ascribed to it in Section 1.3(d)(i) hereof.

                  (oo) "INTELLECTUAL PROPERTY" means all property and rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon; (ii) registered copyrights and applications therefor; and (iii) know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, in each case to the extent not included in the foregoing clauses (i) or (ii).

                  (pp) "JOINT CONTRACT" means any Contract, entered into on or prior to the date hereof, involving obligations relating to the conduct of businesses other than the Business being effectively conveyed by PSC and Seller to FEI and Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                  (qq) "KEY EMPLOYEES" means, with respect to any entity, (i) all officers, (ii) all members of senior management, and (iii) all salaried persons earning a base salary of $100,000 per annum or more.

                  (rr) "knowledge" or "known" means with respect to any individual, the actual knowledge of such individual or, in the case of any entity, the actual knowledge, without independent investigation, of the persons set forth on Schedule 6.1 hereto for such entity. Notwithstanding anything else in this Agreement to the contrary, any reference to knowledge of PSC or Seller, to the extent that it pertains to any Tax matter, shall mean knowledge that the officers or managers of PSC, Seller or the LLC shall reasonably possess after due inquiry and investigation, including, without limitation, inquiry of employees responsible for Tax and accounting matters and inquiry of PSC's, Seller's and the LLC's advisors.

                  (ss) "LICENSE" means any permit, license or other governmental authorization.

                  (tt) "LENDER CONSENT" has the meaning ascribed to it in
Section 2.25 hereof.

                  (uu) "LLC" has the meaning ascribed to it in Recital A hereof.

                  (vv) "LOSSES" has the meaning ascribed to it in Section 5.1 hereof.

                  (ww) "MEMBERSHIP INTERESTS" has the meaning ascribed to in Recital A hereof.

                  (xx) "MEMBERSHIP INTERESTS ASSIGNMENT INSTRUMENT" has the meaning ascribed to it in Section 1.3(a)(i) hereof.

                  (yy) "NOVATION" has the meaning ascribed to it in Section 6.14(d) hereto.

                  (zz) "OCCUPANCY LICENSES" has the meaning ascribed to it in
Section 1.3(d)(vii) hereof.

                  (aaa) "POST-CLOSING TAX YEAR" has the meaning ascribed to it in Section 4.7(a)(iii) hereof.

                  (bbb) "PRE-CLOSING TAX YEAR" has the meaning ascribed to it in
Section 4.7(a)(iii) hereof.

                  (ccc) "PREPAID EXPENSES" has the meaning ascribed to it in
Section 2.26(a) hereof.

                  (ddd) "PURCHASE PRICE" has the meaning ascribed to it in
Section 1.2 hereof.

                  (eee) "SECOND HOLDBACK EXPIRY" has the meaning ascribed to it in Section 5.6(b) hereof.

                  (fff) "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  (ggg) "SECURITY AGREEMENT" has the meaning ascribed to it in
Section 1.3(a)(ii) hereof.

                  (hhh) "SELLER" has the meaning ascribed to it in the preamble to this Agreement.

                  (iii) "SELLER CONTRACT" has the meaning ascribed to it in
Section 2.8(a)(i) hereof.

                  (jjj) "SELLER INDEMNITEES" means PSC, Seller and their respective Affiliates, and the directors, officers and employees of any of them.

                  (kkk) "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority.

                  (lll) "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes or any claim for refunds of any Taxes, including, without limitation, any amendments or supplements to any of the foregoing.

                  (mmm) "TRANSACTION DOCUMENTS" means this Agreement, the Membership Interests Assignment Instrument, the Contract Assignment and Assumption Instrument, the Security Agreement, the Information Technologies Services Agreement, the Human Resources Services Agreement, the Accounts Receivable Services Agreement, the FastDraw/FastClean License Agreement, the Gilderware License Agreement, the Cooperative Alliance Agreement, the Occupancy Licenses and the Freeport Sublease.

                  (nnn) "TRANSFER" has the meaning ascribed to it in Section 4.9(a) hereof.

                  (ooo) "TRANSFER CONSIDERATION" has the meaning ascribed to it in Section 4.9(b) hereof.

                  (ppp) "TRANSFER NOTICE" has the meaning ascribed to it in
Section 4.9(b) hereof.

                  (qqq) "TRANSFER TERMS" has the meaning ascribed to it in
Section 4.9(b) hereof.

                  (rrr) "TRANSFERRED EMPLOYEE" has the meaning ascribed to it in
Section 4.8(a) hereof.

                  (sss) "TREASURY REGULATIONS" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code.

                  (ttt) "UNION BUSINESS" means the respective businesses and operations of PSC, Seller and their Affiliates that relate solely to union or closed-shop projects.

                  (uuu) "WARRANTY OBLIGATIONS" has the meaning ascribed to it in
Section 2.22(b) hereof.

                  (vvv) "WARN ACT" has the meaning ascribed to it in Section 4.8(b) hereof.

                  (www) "WORK RELATED LIABILITIES" has the meaning ascribed to it in Section 2.22(a) hereof.

         6.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or five (5) business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 6.2:

                  If to Buyer:       Fluor Enterprises, Inc.
                                     c/o Fluor Corporation
                                     One Enterprise Drive
                                     Aliso Viejo, California  92656
                                     Attn:  General Counsel
                                     Telephone No.:  (949) 349-2000
                                     Facsimile No.:  (949) 349-4517

                  With a copy to:          Gibson, Dunn & Crutcher LLP
                                           4 Park Plaza
                                           Irvine, California  92614
                                           Attn:  John M. Williams, Esq.
                                           Telephone No.:  (949) 451-3800
                                           Facsimile No.:  (949) 451-4220

                  If to PSC or Seller:     Philip Services Corporation
                                           5151 San Felipe, Suite 1600
                                           Houston, Texas  77056
                                           Attn:  General Counsel
                                           Telephone No.:  (713) 985-5394
                                           Facsimile No.:  (713) 625-7088

                  With a copy to:          Porter & Hedges, L.L.P.
                                           700 Louisiana Street, 35th Floor
                                           Houston, Texas  77002
                                           Attn:  T. William Porter, Esq.
                                           Telephone No.:  (713) 226-0600
                                           Facsimile No.:  (713) 228-1331

         6.3 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon PSC, Seller, FEI and Buyer and their respective permitted successors and assigns. Except as provided by Article 5 hereof, nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         6.4 COMPLETE AGREEMENT. This Agreement, the exhibits and schedules hereto and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         6.5 AMENDMENT, MODIFICATION, WAIVER AND CONSENTS. This Agreement may be amended, modified or supplemented only by written agreement of PSC and Seller, on the one hand, and FEI and Buyer, on the other hand. Any failure of PSC or Seller, on the one hand, or FEI and Buyer, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by FEI or Buyer, on the one hand, or PSC or Seller, on the other hand, only by a written instrument signed by an officer of the party granting such waiver. Notwithstanding the foregoing, any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         6.6 HEADINGS AND REFERENCES. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.7 GOVERNING LAW. This Agreement and the other Transaction Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Texas.

         6.8 BINDING ARBITRATION. Except for any other remedy available under the Security Agreement, any dispute, claim or controversy arising out of or relating to this Agreement or such other Transaction Document shall be resolved, if possible, by negotiation between the parties. In any such case, the disputing party shall provide written notice to the other party specifying the dispute and requesting the application of this Section 6.8. The parties shall involve their respective division vice presidents or other similar officers in connection with any such dispute resolution negotiations. If, however, the parties are unable to resolve the dispute within ten (10) calendar days after written notice thereof, then, to the extent not done so already, the parties shall involve their respective chief financial officers or other similar executive officers. If, thereafter, the parties are still unable to resolve the dispute within twenty
(20) calendar days after the original written notice thereof, then such dispute, including the determination of the scope or applicability of this Section 6.8 to arbitrate, shall be resolved by binding arbitration in the County of Harris, State of Texas, before a sole arbitrator, in accordance with the laws of the State of Texas for agreements made in and to be performed in the State of Texas. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on any award granted by such arbitrator may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the actual attorneys' fees of the prevailing party, against the non-prevailing party.

         6.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. In case any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, it will, to the extent practicable, be deemed modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties.

         6.10 EXPENSES OF TRANSACTIONS. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses incurred by FEI and Buyer in connection with the transactions contemplated by this Agreement shall be borne by FEI Buyer, and (b) all fees, costs and expenses incurred by PSC and Seller in connection with the transactions contemplated by this Agreement shall be borne by PSC and Seller.

         6.11 ATTORNEYS' FEES. If FEI, Buyer or any of their respective Affiliates, successors or assigns brings any Action against PSC, Seller or any of their respective Affiliates, successors or assigns, or if PSC, Seller or any of their respective Affiliates, successors or assigns brings any Action against FEI, Buyer or any of their respective Affiliates, successors or assigns, in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party its actual attorneys' fees and costs incurred in bringing and prosecuting such Action and/or enforcing any Decision granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. For the purposes of this Section 6.11 attorneys' fees shall include, without limitation, fees incurred in the following: (a) postjudgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.

         6.12 SURETYSHIP WAIVER.

                  (a) Availability of Recourse. Without in any manner limiting the obligations of any party under this Agreement, FEI or Buyer may, subject to the terms and conditions hereof, (i) accept partial payments from either PSC or Seller on account of the obligations under this Agreement; (ii) release or substitute either PSC or Seller, and otherwise deal with either PSC or Seller as FEI or Buyer may determine in accordance with the terms hereof and applicable law; (iii) settle or release, either by agreement or by operation of law, either PSC or Seller; and (iv) proceed directly against the property of either PSC or Seller without proceeding against the other to collect and recover the full amount of the obligations or any portion thereof, and each of PSC or Seller waives any right to require FEI or Buyer to proceed against the other, or pursue any other remedy in their respective power and permitted by this Agreement or any other Transaction Document.

                  (b) Waiver of Defenses. Each of PSC and Seller hereby waives any suretyship or other similar defense to the extent that any such defense impairs the ability of FEI or Buyer to elect to pursue any right or remedy either of them may have against either PSC or Seller. FEI and Buyer may, in their sole discretion, exercise any right or remedy either of them may have against either PSC or Seller without affecting or impairing in any way the liability of the other hereunder.

                  (c) Subrogation. Until all of the obligations under this Agreement and the other Transaction Documents have been fully and finally satisfied, neither PSC nor Seller shall have any right of subrogation to any of the rights of FEI or Buyer against PSC or Seller and each of PSC and Seller waives any right to enforce any remedy which FEI or Buyer now has or may hereafter have against PSC or Seller.

                  (d) Financial Condition. Each of PSC and Seller assumes the responsibility for being and keeping itself informed of the financial condition of the other. Neither FEI nor Buyer shall have any duty to advise PSC or Seller regarding such condition.

                  (e) Election of Remedies. Each of PSC and Seller waives all rights and defenses arising out of an election of remedies by FEI or Buyer (as permitted by this Agreement




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
or any other Transaction Document) even though that election of remedies has destroyed PSC's or Seller's rights of subrogation, reimbursement and/or contribution against the other.

         6.13 PUBLICITY. Upon execution of this Agreement, PSC and FEI may jointly issue a press release, as mutually agreed upon by PSC and FEI. PSC, Seller, FEI and Buyer intend that all future statements or communications to the public or press regarding this Agreement or the transactions contemplated by this Agreement must be mutually agreed upon by PSC and FEI and none of PSC, Seller, FEI or Buyer, nor any of their respective subsidiaries or Affiliates may, without such mutual agreement, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law and then only (a) upon the advice of such party's legal counsel and (b) following at least one (1) business day's notice to PSC or FEI, as applicable (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict PSC's or FEI's communications with its employees or customers in the ordinary course of business.

         6.14 FURTHER ASSURANCES AND POST-CLOSING CONSENT MATTERS.

                  (a) General Assurances. Upon the reasonable request of a party or parties hereto at any time after the date hereof, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement, including, without limitation, the transfer or conveyance of any assets used in connection with the Business but not otherwise in the possession of the LLC or transferred to Buyer on the date hereof.

                  (b) Third Party Consents. In the event any consent or approval required to be obtained in connection with the transactions contemplated by this Agreement is not obtained on or prior to the date hereof, (i) PSC, Seller and their Affiliates shall use all reasonable efforts to promptly obtain such consent or approval, including, without limitation, paying any consent fees, and
(ii) to the maximum extent permitted by law, PSC, Seller and their Affiliates shall take all reasonable action and enter into any reasonable arrangement (which, at the request of FEI, Buyer or the LLC, may entail FEI, Buyer, the LLC or their designee acting as subcontractors of PSC, Seller or their Affiliates) to secure for FEI and Buyer all the interests of PSC, Seller and their Affiliates in the benefits that would otherwise accrue to FEI, Buyer or the LLC after the date hereof under any Business Asset or any other agreement, instrument or arrangement relating to the Business if such consent or approval had been obtained on or prior to the date hereof; provided that FEI and Buyer shall undertake to pay or satisfy those corresponding expenses and liabilities for the enjoyment of such benefit to the limited extent that FEI or Buyer would have been responsible therefor under this Agreement if such consent or approval had been obtained on or prior to the date hereof. If, after twelve (12) months from the date hereof (or at such earlier date to which the parties hereto may mutually agree), any particular consent or approval has not been obtained with respect to any Contract, PSC or Seller may terminate such Contract; provided that (w) PSC, Seller and their Affiliates have performed all their obligations under this Agreement; (x) PSC and Seller have provided FEI and Buyer with at least thirty (30) days' prior written notice of their intent to terminate; (y) FEI and Buyer concur that PSC, Seller and their

Affiliates have exhausted all reasonable efforts in obtaining such consent or approval; and (z) FEI and Buyer have given their prior written consent to the termination of the Contract.

                  (c) Lease Contracts. With respect solely to the lease Contracts set forth on Schedule 6.14(c) hereto for which a third-party consent or approval is required, FEI and Buyer shall use commercially reasonable efforts to assist PSC and Seller in obtaining any such required consent or approval, including providing commercially reasonable corporate guaranties substantially equivalent to any existing PSC or Seller guaranty. To the extent that PSC and Seller are unable to obtain consents or approvals within sixty (60) days after the date hereof for the assignment of any such lease Contract, then FEI and Buyer shall permit PSC or Seller to terminate such lease Contract. FEI and Buyer shall reimburse PSC or Seller for those expenses and liabilities that PSC or Seller may incur under any existing PSC or Seller guaranty, to the extent that the conduct of the LLC, after the date hereof through the date such lease Contract or PSC or Seller guaranty is terminated, directly causes PSC or Seller to incur such expenses or liabilities.

                  (c) Joint Contracts.

                           (i) Promptly after the date hereof, PSC, Seller, FEI
and Buyer shall use all of their respective commercially reasonable efforts to novate each Joint Contract with each customer counterparty thereto, within twelve (12) months from the date hereof, by entering into new, commercially reasonable arrangements that separate the terms, conditions and obligations relating to the Business from those terms, conditions and obligations not relating to the Business (each, a "NOVATION"). PSC and Seller shall pay all fees pertaining to each Novation that may be payable to any Joint Contract customer counterparty.

                           (ii) If, prior to the completion of the Novation of
any Joint Contract, any customer counterparty requests services under the Joint Contract that implicate the obligations of FEI, Buyer or the LLC with respect to the Business and PSC or Seller with respect to businesses other than the Business, then the party receiving the customer counterparty's request for services shall promptly notify the designated representatives identified on
Schedule 6.14(d) (or their respective successors), who shall endeavor to reach agreement on a reasonable and appropriate allocation of responsibilities with respect to the services requested under the Joint Contract. If the designated representatives are unable to resolve the allocation of obligations under the Joint Contract, then the disputing party shall request the application of
Section 6.8.

         6.15 SELLER'S PAYMENT INSTRUCTIONS. Unless otherwise specified by Seller in writing, FEI and Buyer shall make all payments to Seller under this Agreement pursuant to the duly authorized payment instructions set forth on
Schedule 6.15.

         6.16 FACSIMILES AND COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.




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
         IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interests and Asset Purchase Agreement as of the date first written above.

                             PSC:

                             Philip Services Corporation,
                             a Delaware corporation

                             By:      /s/ Robert L. Knauss
                                      ----------------------------------------

                             Name:    Robert L. Knauss
                                      ----------------------------------------

                             Title:   Chairman and Principal Executive Officer
                                      ----------------------------------------

                             SELLER:

                             PSC Industrial Outsourcing, Inc.,
                             a Delaware corporation

                             By:      /s/ Michael W. Ramirez
                                      ----------------------------------------

                             Name:    Michael W. Ramirez
                                      ----------------------------------------

                             Title:   Vice President and Treasurer
                                      ----------------------------------------



                             FEI:

                             Fluor Enterprises, Inc.,
                             a California corporation

                             By:      /s/ Kenneth L. Williams
                                      ----------------------------------------

                             Name:    Kenneth L. Williams
                                      ----------------------------------------

                             Title:   Vice President
                                      ----------------------------------------

                             BUYER:

                             Plant Performance Services LLC,
                             a Delaware limited liability company

                             By:      Heidi C. Pozzo
                                      ----------------------------------------

                             Name:    H. C. Pozzo
                                      ----------------------------------------

                             Title:   Vice President
                                      ----------------------------------------


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